                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [X] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [ ] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                       Sunshine Mining & Refining Company
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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


                      SUNSHINE MINING AND REFINING COMPANY
                         877 West Main Street, Suite 600
                               Boise, Idaho 83702

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             TO BE HELD MAY 10, 2000

     The 2000 Annual Meeting of Stockholders of Sunshine Mining and Refining Company (the "Company") will be held on May 10, 2000 at 1:00 p.m., local time, at 877 W. Main Street, Suite 600, Boise, Idaho to conduct the following business:

          1. To elect seven (7) members of the Board of Directors of the Company to serve until the next annual meeting of stockholders or until their respective successors are elected and qualified;

          2. To consider and act upon a proposal to amend the Company's Certificate of Incorporation to increase the authorized Common Stock of the Company to 250,000,000 shares and to delete an obsolete provision;

          3. To consider and act upon a proposal to approve the issuance of Common Stock to (i) the holders of the Company's outstanding 8% Senior Exchangeable Notes; (ii) the holders of the Company's 10% Senior Convertible Notes; and (iii) a substantial stockholder of the Company pursuant to an equity line of credit, all as required under Rule 312.03 (b) and (c) of the New York Stock Exchange Listed Company Manual;

          4. To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

     Only Stockholders of record at the close of business on March 29, 2000, will be entitled to notice of and to vote at the Meeting. A list of these stockholders will be available for inspection for ten (10) days preceding the meeting at the office of the Secretary of the Company, 877 West Main Street, Suite 600, Boise, Idaho 83702, and at the meeting.

     Whether or not you plan to attend the Meeting, please date and sign the enclosed proxy card and return it in the accompanying envelope, which requires no postage if mailed in the United States. If you attend the meeting in person, you may withdraw your proxy and vote your shares.


                                       By Order of the Board of Directors

                                       Rebecca L. Saunders
                                       Secretary

March 31, 2000

                                 PROXY STATEMENT

                               GENERAL INFORMATION

     This Proxy Statement and the form of proxies are first being mailed to stockholders on or about March 31, 2000, in connection with the solicitation of proxies by Sunshine Mining and Refining Company, a Delaware corporation (the "Company") for use at the 2000 Annual Meeting of Stockholders (the "Annual Meeting") to be held at 1:00 p.m., local time, on Wednesday, May 10, 2000, at 877 W. Main Street, Suite 600, Boise, Idaho, and at any adjournment or adjournments thereof. The Company held its last annual meeting on May 24, 1999.

                        VOTING SECURITIES AND RECORD DATE

     The close of business on Wednesday, March 29, 2000, has been fixed as the record date (the "Record Date"), at which [40,478,320] shares of Common Stock of the Company were outstanding and entitled to vote. Each share of Common Stock is entitled to one vote.

     The presence, in person or by proxy, of a majority of the Common Stock will constitute a quorum at the Annual Meeting and any adjournment(s) thereof. Under the rules of the New York Stock Exchange, Inc., brokers who hold shares in street name for customers have the authority to vote on certain items when they have not received instructions from beneficial owners. Brokers that do not receive instructions are entitled to vote on the election of directors and Proposals 2 and 3.

     With regard to the election of directors, votes may be cast in favor or withheld. Broker non-votes and votes that are withheld will be excluded entirely from the vote and will have no effect. The favorable vote of a majority of the shares of Common Stock represented at the meeting is required to elect the directors.

     The affirmative vote of a majority of the issued and outstanding shares entitled to vote is required for approval of Proposal 2 to amend the Company's Certificate of Incorporation to increase the authorized Common Stock. Broker non-votes and abstentions will have the same effect as voting against Proposal 2.

     The affirmative vote of a majority of the shares of Common Stock represented and voting at the meeting is required for approval of Proposal 3 authorizing the issuance of Common Stock, provided that a majority of the issued and outstanding shares entitled to vote on Proposal 3 cast their votes. Broker non-votes and votes that are withheld will be excluded entirely from the vote and will have no effect.

     Stockholders have no appraisal or similar rights with respect to any of the matters being voted on at the Annual Meeting.

                                     SUMMARY

     The following briefly summarizes the information regarding the election of directors and the proposal to increase the authorized shares of Common Stock to be voted on at the meeting. It is qualified by more detailed information in the Proxy Statement and stockholders are urged to read the Proxy Statement in its entirety.

ELECTION OF DIRECTORS

     Holders of Common Stock will be asked to elect seven directors and management has nominated Messrs. G. Chris Andersen, V. Dale Babbitt, George M. Elvin, Daniel D. Jackson, Oren G. Shaffer, Robert B. Smith, Jr. and John S. Simko. See ELECTION OF DIRECTORS.

AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION

     Holders of Common Stock will be asked to vote on an amendment to the Company's Certificate to increase the number of authorized shares of Common Stock from 75 million shares to 250 million shares. The purpose for this increase is to ensure that a sufficient number of shares are available for the retirement of and interest payments on the Eurobonds and the 10% Notes and to be sold pursuant to the equity line financing. The proposed amendment to the Certificate of Incorporation also deletes from the Certificate certain language that is no longer needed because the Company's reverse stock split has been completed.

     The increase in authorized Common Stock will of itself have no effect until shares are issued. As additional shares are issued, the percentage of stock ownership and voting will be diluted. In addition, although management is not aware of any present intent to do so, the shares being authorized could be issued in a manner which may have an anti-takeover effect. SEE PROPOSAL 2, AMENDMENT OF THE CERTIFICATE OF INCORPORATION.

ISSUANCE OF COMMON STOCK PURSUANT TO TERMS OF THE COMPANY'S 10% SENIOR CONVERTIBLE NOTES (THE "10% NOTES") AND THE TERMS OF THE COMPANY'S 8% SENIOR EXCHANGEABLE NOTES (THE "EUROBONDS")

     As required by the New York Stock Exchange, holders of Common Stock will be asked to approve the issuance of shares for future interest payments and mandatory prepayments on the 10% Notes and Eurobonds. As a result of the decline in trading prices for the Company's Common Stock, it is now probable that the total number of shares issued with regard to the 10% Notes and Eurobonds will exceed 20% of the previously outstanding shares. SEE PROPOSAL 3, ISSUANCE OF COMMON STOCK.

ISSUANCE OF COMMON STOCK PURSUANT TO THE TERMS OF THE COMPANY'S EQUITY LINE FINANCING AGREEMENT

     The Company has entered into an Equity Line Financing Agreement (the "ELF") with Elliott Associates, L.P. ("Elliott") to provide funds for the operations of the Company. Elliott is an owner of more than 5% of the Company's Common Stock. Pursuant to the terms of the ELF, the Company can require Elliott to purchase additional Common Stock from the Company, and when Elliott purchases those shares the Company will issue warrants to Elliott for the purchase of additional shares. As required by the New York Stock Exchange, holders of Common Stock are being asked to approve the issuance of Common Stock to Elliott under the ELF. The issuance of shares of Common Stock pursuant to the ELF will result in a dilution of the percentage ownership and voting for current holders. SEE PROPOSAL 3, ISSUANCE OF COMMON STOCK.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     To the knowledge of the Company, the following persons own five percent (5%) or more of the Company's Common Stock:

     (1)                      (2)                                     (3)                   (4)
   TITLE OF          NAME AND ADDRESS OF                       AMOUNT AND NATURE          PERCENT
    CLASS             BENEFICIAL OWNER                        OF BENEFICIAL OWNER         OF CLASS
-------------        -----------------------------------      -------------------         --------
 Common Stock        Elliott Associates, L.P.                     2,409,851(1)              5.9%
                     712 5th Ave., 36th Fl.
                     New York, New York 10019

                     Westgate International, L.P.                   961,355(1)              2.4%
                     c/o Midland Bank Trust Corporation
                     (Cayman) Limited
                     P.O. Box 1109, Mary Street
                     Grand Cayman
                     Cayman Islands, British West Indies
                                                                  ---------                 ---
                                                                  3,371,186(1)              8.3%

     (1) Paul E. Singer and Braxton Associates, L.P., a New Jersey limited partnership, which is controlled by Singer, are the general partners of Elliott Associates, L.P. Hambledon, Inc., a Cayman Islands corporation, is the sole general partner of Westgate International, L.P. Martley International, Inc., a Delaware corporation, is the investment manager for Westgate. The reporting persons constitute a "group" as defined in Rule 13d-5(b)(1) with respect to their beneficial ownership of the Common Stock. Elliott beneficially owns $11,395,000 principal amount of 8% debentures (which convert into 1,424,375 shares of Common Stock) and 985,476 shares of Common Stock, totaling 2,409,851 shares of Common Stock. Westgate and Martley beneficially own warrants to purchase 86,335 shares of Common Stock and $7,000,000 principal amount of 8% Debentures (which convert into 875,000 shares of Common Stock), totaling 961,335 shares of Common Stock. Elliott has the power to vote or direct the vote of, and to dispose of or direct the disposition of, the Common Stock owned by it.

     The following table presents certain information regarding the number of shares of Common Stock beneficially owned by each director, nominee, Named Executive Officer, and by all directors and officers as a group as of the Record Date. All individuals have sole voting and investment power with respect to the shares owned.

                                                                           AMOUNT AND NATURE OF        PERCENT
NAME OF INDIVIDUAL                            TITLE OF CLASS               BENEFICIAL OWNERSHIP       OF CLASS
------------------                            --------------               --------------------       --------

G. Chris Andersen                              Common Stock                     28,116(1)               --(3)
V. Dale Babbitt                                Common Stock                     21,975(1)                --(3)
Harry F. Cougher                               Common Stock                     38,629(1)                --(3)
William W. Davis                               Common Stock                     91,715(1)                --(3)
George M. Elvin                                Common Stock                     22,600(1)(2)             --(3)
Daniel D. Jackson                              Common Stock                     27,125(1)                --(3)
Oren G. Shaffer                                Common Stock                     20,843(1)                --(3)
John S. Simko                                  Common Stock                    115,777(1)                --(3)
Robert B. Smith. Jr.                           Common Stock                     23,750(1)                --(3)
All officers and directors as a group          Common Stock                    390,530(4)                 1%

----------------
(1) Includes the following shares subject to purchase pursuant to stock options exercisable within sixty days: Mr. Andersen, 19,375 shares; Mr. Babbitt, 20,000 shares; Mr. Cougher, 37,500 shares; Mr. Davis, 75,000 shares; Mr. Elvin 18,125 shares; Mr. Jackson, 25,625 shares; Mr. Shaffer, 19,375 shares; Mr. Simko, 108,125 shares; and Mr. Smith, 19,375 shares.

(2)  Includes 2,225 shares owned by Mr. Elvin's wife.

(3)  Less than 1%.

(4) Includes 342,500 shares subject to purchase pursuant to stock options exercisable within 60 days.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Company believes based on its review of Forms 3, 4 and 5, furnished to the Company for the fiscal year ended December 31, 1999 and written representations that no other reports were required for such fiscal year that all Section 16(a) filing requirements applicable to its officers and directors were complied with.

                              ELECTION OF DIRECTORS

     The following seven (7) persons are nominated for election as directors. Each nominee is presently a director of the Company.

                                                      POSITION(S) WITH COMPANY, PRINCIPAL OCCUPATION
       NAME                            AGE                        AND BUSINESS HISTORIES
       ----                            ---                        ----------------------

G. Chris Andersen................      61      Director since May 1983; Partner of Andersen, Weinroth & Co. LP since January
                                               1996; until August 1995, was Vice Chairman -- PaineWebber Incorporated for more than five years prior thereto. Director G. P. Strategies.

V. Dale Babbitt..................      63      Director since December 1992; President (for more than the past five years) and
                                               CEO of N.L. Terteling Family Interest, Inc. (dba) J.A. Terteling & Sons Co.,
                                               the Managing General Partner for investments consisting of mining interests, oil & gas, real estate and securities; Director and Secretary of Idaho Banking
                                               Company since 1999.

George M. Elvin..................      57      Director since June 1994. Financial Consultant (for more than the past five years) and since August 1992 is the owner and President of Windsor IBC, Inc. a brokerage firm member of the NASD.

Daniel D. Jackson................      71      Director since May 1983; Principal, Jackson Capital LLC since 1996; Managing
                                               Director of Hambrecht & Quist, Inc., a San Francisco, California based investment banking firm (1990-1996).

Oren G. Shaffer .................      57      Director since June 1993. Since January 2000, President of VIRGOCAP Inc. and
                                               Consultant to SBC Corp; previously (October 1994 to January 2000) was Executive
                                               Vice-President and Chief Financial Officer of Ameritech Corporation.

John S. Simko....................      61      Director, Chairman and Chief Executive Officer since 1996; Director, President and Chief Executive Officer of the Company since 1992; previously (since 1984)
                                               served the Company as Senior Vice President and General Counsel.

Robert B. Smith, Jr..............      62      Director since June 1993. Mr. Smith has been a private investor since 1984 and
                                               Trustee of the Dalkon Shield Trust since 1989.

     Directors are elected annually to serve until the next annual meeting of stockholders or until their respective successors are elected.

CERTAIN OTHER MATTERS

     No family relationships exist between any director, executive officer or person nominated to become a director or executive officer.

     Mr. Andersen is a director of All Star Systems, Inc., Terex Corp. and Headway Corporate Resources, Inc.; Mr. Jackson is an advisory director of CCC Information Services Group, Inc. and a director of ABRA, Inc.; Mr. Shaffer is a director of Taiwan Equity Fund, Inc. and Singapore Fund, Inc.; and Mr. Smith is a director of Stratesec Corp. Each of these companies has a class of securities registered pursuant to Section 12 of the Securities and Exchange Act of 1934.

MEETINGS AND COMMITTEES

     The Board of Directors of the Company held eight (8) meetings during 1999, and all members attended at least seventy-five percent (75%) of the meetings.

     The Audit Committee, consisting of Messrs. Smith and Elvin, with Mr. Smith as Chairman, has the authority to recommend to the Board of Directors the independent accountants to perform the annual audit of the Company; to review the performance of such auditors; to develop the general policies and procedures used by the Company with respect to internal auditing, accounting and financial controls; and to provide the independent auditors with access to the Board of Directors. One (1) meeting of the Audit Committee was held during 1999.

     The Compensation and Transaction Committee, consisting of Messrs. Jackson, Babbitt, and Shaffer, with Mr. Jackson as Chairman, has the authority to establish all compensation, including salaries, bonuses and the terms and conditions of the same for all executive officers of the Company; to administer the stock option plans and determine the individuals to receive, and the amount of and times of granting of, stock options; to establish the terms and conditions of any employment contract executed between the Company and its officers; and to establish insurance, pension, retirement and other benefits for officers of the Company. The Committee reviews transactions between the Company and directors, officers or employees of the Company that exceed $50,000, and recommends persons to serve as directors and officers of the Company. If nominees to the Board of Directors are recommended by stockholders, these recommendations will be considered by the Committee. Recommendations by stockholders should be submitted to the Secretary of the Company and should identify the recommended nominee by name and provide detailed background information. No meetings of this Committee were held during 1999.

     The Finance Committee, consisting of Messrs. Andersen, Shaffer, Elvin and Simko, with Mr. Andersen as Chairman, has the authority to review all proposed changes to the capital structure of the Company and to make all decisions concerning investments of funds by the Company. No meetings of the Finance Committee were held during 1999.

                    MANAGEMENT REMUNERATION AND TRANSACTIONS

COMPENSATION OF EXECUTIVE OFFICERS

     The following are the executive officers (the "Named Executive Officers") of the Company:

                                                      POSITION(S) WITH COMPANY, PRINCIPAL OCCUPATION
     NAME                              AGE                        AND BUSINESS HISTORIES
     ----                              ---                        ----------------------

John S. Simko                          61      Director, Chairman and Chief Executive Officer since December, 1996; Director,
                                               President and Chief Executive Officer of the Company since December 1992;
                                               previously (since 1984) served the Company as Senior Vice President and General
                                               Counsel.

William W. Davis                       46      Executive Vice President and Chief Financial Officer since December, 1995, and
                                               Senior Vice President and Chief Financial Officer of the Company since
                                               September 1992. Previously, from 1983, served in various capacities as an employee of the Company.

Harry F. Cougher                       57      Senior Vice President and Chief Operating Officer-Mining since January 1994.
                                               Previously, since 1984, served in various capacities as an employee of the
                                               Company.

     The following table sets forth the total compensation paid by the Company, or accrued for the account of each of the "Named Executive Officers" for calendar years 1999, 1998, and 1997. There were no other executive officers whose salary and bonus for the year ended December 31, 1999, exceeded $100,000.

SUMMARY COMPENSATION TABLE

                                                                             LONG TERM COMPENSATION
               ANNUAL COMPENSATION                                           AWARDS         PAYOUTS
--------------------------------------------------------------------         ------         -------
     (A)                          (B)             (C)          (D)             (G)            (H)            (I)
                                                                           SECURITIES
                                                                           UNDERLYING         LTIP        ALL OTHER
                                                SALARY         BONUS       OPTIONS/SARS      PAYOUTS     COMPENSATION
NAME AND PRINCIPAL POSITION        YEAR          ($)            ($)            (#)             ($)          ($)(1)
---------------------------        ----         ------         -----       ------------      -------       ---------

John S. Simko,                      1999        361,843             0            0              0            11,439
Chairman & Chief Executive          1998        360,031        55,000            0              0            10,798
Officer                             1997        360,031        43,100            0              0            12,894

William W. Davis,                   1999        242,548        50,000            0              0            11,439
Exec. Vice Pres. & Chief            1998        242,547        26,400            0              0            10,798
Financial Officer                   1997        221,888        24,000            0              0            12,894

Harry F. Cougher                    1999        145,026             0            0              0            10,369
Sr. Vice Pres. &                    1998        145,025        10,200            0              0            10,476
Chief Operating Officer-Mining      1997        132,598        13,400            0              0            11,811

----------------

(1) Includes income received pursuant to the Company's Employees Savings and Security Plan (the "Savings Plan") in which all employees of the Company, other than those covered by collective bargaining agreement, may participate, and the Sunshine Defined Contribution Plan (the "DC Plan"). Payments to Mr. Simko under the Savings Plan were $4,800, $4,800, and $4,750 in 1999, 1998, and 1997, respectively; and under the DC Plan were $6,639, $5,998 and $8,144 in 1999, 1998, and 1997, respectively. Payments to Mr. Davis under the Savings Plan were $4,800, $4,800, and $4,750 in 1999, 1998, and 1997, respectively; and under the
DC Plan were $6,639, $5,998 and $8,144 in 1999, 1998, and 1997, respectively.
Payments to Mr. Cougher under the Savings Plan were $4,351, $4,657 and $4,380 for 1999, 1998, and 1997, respectively; and under the DC Plan were $6,018, $5,819 and $7,431 for 1999, 1998, and 1997, respectively. The Savings Plan is an individual account plan which provides for deferred compensation as described in
Section 401(k) of the Internal Revenue Code and is subject to and complies with all of the principal protective provisions of Titles I and II of the Employee Retirement Income Security Act of 1974 ("ERISA"). The DC Plan replaced the Company's Defined Benefit Pension Plan as of January 1, 1994, and is subject to and complies with ERISA.

OPTIONS GRANTS IN LAST FISCAL YEAR

     No stock options were granted to the Named Executive Officers in the year ended December 31, 1999.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

     The following table provides information on option exercises in fiscal 1999 by the Named Executive Officers and the value of such officers' unexercised options at December 31, 1999.

      (A)                      (B)          (C)                (D)                                 (E)
-----------------------------------------------------------------------------------------------------------------
                              SHARES       VALUE       NUMBER OF SECURITIES               VALUE OF UNEXERCISED
                            ACQUIRED ON   REALIZED    UNDERLYING UNEXERCISED            IN-THE-MONEY OPTIONS/SARS
                           EXERCISE (#)     ($)     OPTIONS/SARS AT FY-END (#)                AT FY-END ($)
                           ------------   --------  -----------------------------    ----------------------------
     NAME                                           EXERCISABLE     UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
     ----                                           -----------     -------------    -----------    -------------

John S. Simko, CEO             0             0         108,125            0                0              0
William W. Davis               0             0          75,000            0                0              0
Harry F. Cougher               0             0          37,500            0                0              0

 --------------------------------

PENSION PLANS

On December 31, 1993, the Company froze its Defined Benefit Pension Plan (the "Pension Plan"), which was replaced as of January 1, 1994, by the Company's DC Plan. The Pension Plan was maintained for the benefit of employees, except those covered by a collective bargaining agreement. Benefits under the Pension Plan ceased to accrue after December 31, 1993.

     Annual benefits at age 65 for Messrs. Simko, Davis and Cougher under the Pension Plan are frozen at $36,186, $33,500 and $15,901, respectively. The years of credited service at December 31, 1993, for Mr. Simko, Mr. Davis and Mr. Cougher were nine, ten and nine years, respectively. Employees who are age 55 and who have fifteen or more years of employment with the Company are eligible for early retirement, and will receive approximately 75% of the accrued benefits they would have received at age 65.

COMPENSATION OF DIRECTORS

     Directors who are not employees receive an annual retainer of $25,000 and $1,250 per day for each board and committee meeting attended. Directors who so elect are covered by the Sunshine Mining Health Insurance Plan. During 1999, directors received compensation as follows in cash and/or health benefits:
Messrs. Andersen $28,750, Babbitt $35,307, Elvin $28,750, Jackson $31,634, Shaffer $28,750 and Smith $35,307.

EMPLOYMENT CONTRACTS

     Effective January 1, 1994, each of Messrs. Simko, Davis and Cougher entered into written employment agreements (the "Employment Agreements") with the Company for a term of three years. In December 1995, the Employment Agreements for Messrs. Simko, Davis and Cougher were amended to extend the term to December 31, 1999 and again in September 1998 to extend the term to December 31, 2002.

     In the event of the disability or death, the Employment Agreements provide for the continued payment of the base compensation for the remaining term, subject to reduction for disability payments separately provided by the Company. The employees receive such annual incentive compensation based on the performance of the Company or other criteria as may be awarded in the discretion of the Board of Directors, and participate in any employee benefit, welfare, deferred compensation, stock option plan, or any other plan or arrangement of the Company now or hereafter adopted for the benefit of officers or employees generally. In addition, Mr. Simko's agreement provides that he is deemed to have qualified for early retirement under the Company's Pension Plan notwithstanding that at the expiration of the agreement he shall have less than 15 years of service with the Company.

     If within three years of a "change of control" of the Company, employment of Messrs. Simko, Davis or Cougher is voluntarily or involuntarily terminated, he is entitled to receive in a single payment an amount equal to two times his base salary. In addition, he would continue to be paid the full amount of compensation to which he would otherwise be entitled for the remaining term of his employment agreement. All benefits under any employee benefit plan would immediately vest and continue for the balance of the term of his agreement.

     The total amount of compensation (not including compensation for the remainder of the term of the agreements) based on current base salaries which would be required to be paid to each individual if his employment was terminated upon a "change of control" of the Company would be $700,000, $480,000 and $280,000 to Messrs. Simko, Davis and Cougher, respectively. Payments required upon a "change of control" of the Company may be considered to have certain anti-takeover effects in that they would make an acquisition of the Company more costly.

     Pursuant to the Employment Agreements, the Company will indemnify each employee in the event that he is made, or threatened to be made, a party to any action or proceeding, including any action by or in the right of the Company by reason of the provision of services by him to the Company. Claims or controversies arising under the Employment Agreements will be resolved through arbitration, and all resulting legal and accounting fees and other expenses will be paid by the Company.

COMPENSATION AND TRANSACTION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The following non-employee directors served on the Compensation and Transaction Committee of the Company's Board of Directors during the last completed fiscal year: Daniel D. Jackson, V. Dale Babbitt and Oren G. Shaffer.

     The Committee is responsible for reviewing executive compensation and recommending appropriate changes to the Board of Directors. The Board approves increases in base salaries and awards of incentive compensation, if any, for any executive or employee whose overall compensation would exceed $100,000.

     The Committee believes in compensating executives based on business performance and their respective contributions; however, the Committee also recognizes the pressure on cash costs, including salaries, created by the prolonged slump in silver prices. The Company's executive compensation in general is lower than other companies in the mining industry.

     The Committee annually reviews base salaries and performance and recommended changes are presented to the full Board. The Committee also reviews the appropriateness of alternative pay systems to reward performance, maintain competitiveness and align the executives' interest with those of the stockholders, including cash bonuses, stock bonuses, stock grants, stock options or other forms of compensation.

     Several key objectives were established for executive officers in 1999. They were stated in a general, rather than quantitative, manner because fluctuating precious metals markets and the uncertainty of exploration results complicate quantification efforts. Because each of the key objectives could contribute to the profitability of the Company and increase shareholder worth, each objective was given relatively equal consideration by the Committee.

     The key objectives were as follows:

     (1) For the Sunshine Mine: Maintain silver production at the highest possible rate while continuing to reduce cash cost per ounce of silver in 1999 and pursue a program to identify reserves in the eastern portion of the mine;

     (2) Strengthen the Company's financial condition and balance sheet to enable the Company to obtain financing for the development of Pirquitas and to be in position to explore and develop other appropriate properties;

     (3) Continue work required to establish additional reserves and complete the bankable feasibility study of Pirquitas in 1999;

     (4)  Identify and acquire new exploration projects;

     (5)  Increase investor awareness of the Company;

     (6)  Establish a plan to return the Company to profitability.

     Average silver prices received in 1999 declined to $5.23 from $5.47 during 1998. Continued low silver prices, combined with significantly reduced investor interest in mining in general, negatively impacted financing the development of Pirquitas and the restructuring of the Company's balance sheet, hampered efforts to return to profitability and negatively impacted the Common Stock price.

     Progress was made in other categories. The Company increased reserves at Pirquitas to 129 million ounces of silver; completed and enhanced the bankable feasibility study for Pirquitas. Cash operating costs per ounce of silver at the Sunshine Mine declined $0.07 in 1999 compared to 1998. The Company also added very attractive exploration targets for future growth potential.

     The Committee recommended no increases in salary or bonuses to Messrs. Davis and Cougher.

     The Committee recommended no change in Mr. Simko's compensation and his overall compensation remains below counterparts in the Peer Companies.

                                Daniel D. Jackson
                                 V. Dale Babbitt
                                 Oren G. Shaffer

                                PERFORMANCE GRAPH

     The accompanying chart compares the returns on investments since December 31, 1994, on the Standard and Poors 500, industry peer group, and the Company's Common Stock. The comparable company index includes the Company, Hecla Mining Company and Coeur d'Alene Mines Corporation.

 COMPANY NAME/INDEX                 1994        1995        1996        1997         1998         1999
 ------------------                 ----       ------      ------      ------       ------       ------
 SUNSHINE MINING & REFINING         100         76.92       57.66       61.54        30.77        10.58
 S&P 500 INDEX                      100        137.58      169.17      225.60       290.08       351.12
 PEER GROUP                         100         79.64       65.90       54.02        32.03        15.31

                                   PROPOSAL 2
                  AMENDMENT OF THE CERTIFICATE OF INCORPORATION

     The Board of Directors has determined that it is in the best interest of the Company to amend the Certificate to increase the authorized Common Stock of the Company. The Company currently has 75,000,000 shares of authorized Common Stock. The Board of Directors has approved and adopted an amendment to the Certificate, pursuant to which the authorized Common Stock would be increased from 75,000,000 to 250,000,000, and has directed that this proposal be submitted to the stockholders for approval.

     In addition, the Certificate contains language that was added to affect the reverse stock split of the Company's Common Stock, which was completed on August 6, 1999. Because the reverse stock split has been completed, that language can now be deleted. The Board of Directors has approved and adopted an amendment to the Certificate to delete this obsolete language, and has directed that this proposal be submitted to the stockholders for approval. Approval of Proposal 2 will result in an increase in the authorized shares of Common Stock and in the deletion of obsolete language regarding the reverse stock split.

PURPOSES AND EFFECTS OF THE PROPOSED INCREASE OF AUTHORIZED COMMON STOCK

     The purpose for this increase is to ensure that a sufficient number of shares are available for the retirement of the principal and for interest payments on the Eurobonds and the 10% Notes and to be sold pursuant to an equity line financing agreement. By issuing shares of Common Stock for debt retirement and interest payments, the Company will be able to maintain more cash for operations. The issuance of shares of Common Stock pursuant to an equity line financing will enable the Company to raise additional cash needed to fund operations and maintain an exploration program.

     Stockholders of the Company have no preemptive rights with respect to the additional shares being authorized.

     The issuance of any additional shares of Common Stock will have the effect of diluting the percentage of stock ownership and voting rights of the present holders of the Common Stock. Moreover, while the Board believes it advisable to increase the number of authorized shares of Common Stock for the reasons set forth above, the Board is aware that the increase in the number of authorized shares of Common Stock of the Company may have a potential anti-takeover effect in that it would enhance the ability of the Company to issue additional shares which could be sued to thwart persons, or otherwise dilute the stock ownership of stockholders, seeking to control the Company.

     The effect of the proposed increase in authorized Common Stock could be to render more difficult the accomplishment of mergers or the assumption of control by a principal stockholder, and thus make more difficult the removal of incumbent management. The Company is not aware of any effort to accumulate the Company's securities or to obtain control of the Company by means of a tender offer, proxy contest or otherwise.

     Other provisions of the Company's Certificate may also have an anti-takeover effect. The Company's Certificate does not allow for cumulative voting. In addition, the Certificate provides that a business combination (defined, in pertinent part, as any merger or consolidation with or into any other corporation, firm or entity which under Delaware law must be submitted to a vote of stockholders, or the sale, lease, exchange or the disposition of all or substantially all of the property and assets to any other corporation, firm or entity) requires an affirmative vote or consent of the holders of a majority of all shares of outstanding capital stock of the Company entitled to vote thereon and a majority of each series or class of Preferred Stock which is entitled to vote as a class thereon. This class vote required for a business combination may make it more difficult to effect a hostile or unwanted takeover of the Company. In addition, the Company's Board of Directors may issue new series or classes of Preferred Stock without stockholder approval which, if issued, may have class voting and conversion rights which could adversely affect the voting power of the holders of Common Stock and have the effect of delaying, deferring or preventing a change of control of the Company. This provision of the Certificate may not be amended, altered, changed or repealed without the prior affirmative vote or consent of the holders of 66 2/3% of all shares of stock entitled to vote thereon and 66 2/3% of any series or class of Preferred Stock which has been granted the right to vote thereon as a separate class.

     The Company is also subject to Section 203 of the Delaware General Corporation Law ("DGCL") which provides certain restrictions on business combinations (as defined therein) with interested persons (any person who acquires 15% or more of the Company's outstanding voting stock). In general, the Company is prohibited from engaging in business combinations with an interested person for a period of three years from the date a person becomes an interested person, subject to certain exceptions, including approval of the Board of Directors. By restricting the ability of the Company to engage in business combinations with an interested person, the application of Section 203 may provide a barrier to hostile or unwanted takeovers.

BOARD RECOMMENDATION

     The Board unanimously recommends a vote FOR Proposal 2.

                                   PROPOSAL 3
                            ISSUANCE OF COMMON STOCK

     Pursuant to Rule 312.03(b) and (c) of the New York Stock Exchange Listed Company Manual, stockholder approval is required for the issuance of Common Stock if the number of shares of Common Stock proposed to be issued will equal or exceed 20% of the number of shares outstanding before the issuance. As of the Record Date, the Company had [_____] shares of Common Stock outstanding. As described below, amendments to the Company's Eurobonds which were believed by the Company's Board of Directors to be necessary to improve the financial condition of the Company, and the terms of the 10% Notes, will result in the issuance of additional shares of Common Stock, the number of which will likely equal or exceed 20% of the number of shares outstanding prior to that issuance. In addition, a substantial shareholder of the Company has agreed to enter into an equity line of credit with the Company to provide additional operating capital, which will result in the issuance of additional shares of Common Stock to that holder. Shareholder approval is required for the issuance of additional shares of Common Stock under that equity line of credit. Stockholders of the Company have no preemptive rights with respect to any of the additional shares of Common Stock that will be issued.

     Eurobonds: On March 27, 2000, the following changes to the Eurobonds were approved and sanctioned by holders of more than two-thirds in principal amount of the Eurobonds. These amended terms were necessary to avoid the Company being declared to be in default under the prior terms of the Eurobonds. The Company did not have sufficient available cash to retire the Eurobonds on their March 21, 2000 scheduled maturity date. As a result of the amended terms, additional shares of Common Stock are scheduled to be issued to the holders of the Eurobonds, the number of which will exceed 20% of the number of shares outstanding prior to that issuance.

     The amended terms were as follows:

1. The final maturity date of the Eurobonds was postponed to May 1, 2001 from March 21, 2000.

2. Interest payments may be paid in Common Stock valued at 90% of the average of the high and low trading prices for the five trading days immediately prior to the interest payment date.

3. The exchange price of the Eurobonds was reduced from $8.00 to $1.50 per share of Common Stock.

4. The Company has the option, under certain circumstances, to extend the maturity of the Eurobonds to May 1, 2002 by making a payment in shares of Common Stock equal to 25% of the outstanding principal amount.

     In order to induce the holders of the Eurobonds to extend the maturity date and in lieu of the $1.04 million interest payment due March 21, 2000, the Company issued a total of 8 million shares of Common Stock to the holders of the Eurobonds. The issuance of shares of Common Stock pursuant to these amended terms will result in a dilution of the percentage ownership and voting for current holders.

     10% Notes: A total of $15 million principal amount of the 10% Notes was issued in November 1997. The 10% Notes provided for optional payments of interest and mandatory prepayments in shares of Common Stock. The number of shares to be issued for an interest payment, mandatory prepayment or conversion was subject to formulas. These formulas generally provided that the shares of Common Stock would be valued at 94% or 95% of the average New York Stock Exchange ("NYSE") closing bid price for a specified number of preceding trading days.

     As a result of the decline in trading prices for the Company's Common Stock, it is now probable that the total number of shares of Common Stock issued with regard to the 10% Notes will exceed 20% of the previously outstanding shares. The number of shares of Common Stock that will be issued to the holders of the 10% Notes will be determined based on future per share NYSE future closing bid prices. The issuance of shares of Common Stock for future interest payments and mandatory prepayments is necessary because the Company does not have sufficient available cash to meet these obligations. The issuance of shares pursuant to the terms of the 10% Notes will result in a dilution of the percentage ownership and voting for current holders.

     Issuance of Shares to a Substantial Security Holder: Holders of Common Stock will be asked to approve the issuance of Common Stock to Elliott Associates, L.P. ("Elliott"), an owner of more than 5% of the Common Stock of the Company. The Equity Line Financing Agreement (the "ELF") will provide up to $20 million of financing over an 18-month period of time and will be secured by registered shares of Common Stock. The cash provided by the ELF is required to fund the operations of the Company..

     Under the ELF, the Company may make monthly draws of cash from Elliott for shares of Common Stock to be issued. The draws may not exceed the lesser of $5 million or an amount determined under formulas based on daily per share price and/or number of shares traded during a specified period. The per share purchase price will generally be the greater of $1.00 or 95%of the average of the two lowest per share trading prices during a ten-day trading period ending on the third trading day before the purchase.

     In addition, the Company will issue to Elliott a number of warrants equal to 10% of the number of shares purchased by Elliott per each draw. The warrants will have a strike price equal to 120% of the average closing prices for the ten-day trading period starting four trading days prior to their issuance. The number of shares of Common Stock (including warrant shares) that may be issued to Elliott will be dependent upon the amount of draws made by the Company and the future per share trading prices of the Common Stock. The issuance of shares of Common Stock pursuant to the ELF is likely to exceed 20% of the outstanding common, and will result in a dilution of the percentage ownership and voting for current holders.

BOARD RECOMMENDATION

     The Board unanimously recommends a vote FOR Proposal 3.

                              STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be presented at the 2001 Annual Meeting of Stockholders must be received by the Company at its principal executive offices by December 1, 2000, for inclusion in the proxy statement and proxy relating to that meeting. Stockholders who intend to present a proposal at the 2001 Annual Meeting of Stockholders without inclusion of such proposal in the Company's proxy materials are required to provide notice of such proposal to the Company no later than February 14, 2001.

                                VOTING BY PROXIES

     A PROPERLY EXECUTED PROXY WILL BE VOTED IN ACCORDANCE WITH ITS TERMS. UNLESS OTHERWISE INDICATED, THE PROXY CARDS WILL BE VOTED FOR THE ELECTION OF DIRECTORS TO SERVE AS INDICATED, FOR THE PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION, FOR THE PROPOSALS TO ISSUE ADDITIONAL SHARES OF COMMON STOCK, AND IN THE DISCRETION OF THE PROXY ON ANY OTHER PROPOSAL THAT MAY COME BEFORE THE MEETING. A PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED.

     At the date of this Proxy Statement, the Board of Directors knows of no other matters which will be presented for consideration at the Annual Meeting.

                               GENERAL INFORMATION

CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

     On May 27, 1999, Ernst & Young LLP (E & Y) resigned as auditors of the Company.

     The reports of E & Y on the Company's financial statements for 1998 and 1997 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to audit scope or accounting principles. The reports of E & Y for 1998 & 1997 were not modified as to uncertainty regarding the ability of the Company to continue as a going concern.

     In connection with the audits of the financial statements for each of the two fiscal years ended December 31, 1998 and 1997, and in the subsequent interim periods, there were no disagreements with E & Y on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which if not resolved to the satisfaction of E & Y would have caused them to make reference to the matter in their report.

     On June 11, 1999, Grant Thornton LLP was engaged by the Company's Board of Directors as the new independent accountant of the Company.

     A representative of Grant Thornton, LLP, the Company's independent public accountants, will be present at the Annual Meeting.

     All expenses in connection with this solicitation of proxies will be borne by the Company. In addition to solicitation by mail, directors, officers and regular employees of the Company may solicit proxies by telephone, telegram, mail or in person. The Company may also reimburse brokers and other custodians, nominees and fiduciaries holding shares in their names, for their reasonable expenses in sending material to the beneficial owners of shares and obtaining their proxies.

     Copies of the Company's annual report on Form 10-K, including audited financial statements for the year ended December 31, 1999, may be obtained without charge by writing to the Company at 877 West Main Street, Suite 600, Boise, Idaho 83702, Attn: Rebecca L. Saunders, Secretary, by telephone request to (208) 345-0660, or at the Securities and Exchange Commission web site (http:\\www.sec.gov).

                                       SUNSHINE MINING AND REFINING COMPANY

March 31, 2000

                      SUNSHINE MINING AND REFINING COMPANY
                         877 WEST MAIN STREET, SUITE 600
                               BOISE, IDAHO 83702

                      THIS PROXY IS SOLICITED ON BEHALF OF
         THE BOARD OF DIRECTORS OF SUNSHINE MINING AND REFINING COMPANY

     The undersigned hereby appoints John S. Simko, William W. Davis and Robert
H. Peterson, or any of them, with full power of substitution, as Proxies and hereby authorizes them to represent and to vote as designated below all of the shares of Common Stock, par value $.01, of Sunshine Mining and Refining Company (the "Company") held of record by the undersigned on March 29, 2000, at the Annual Meeting of Stockholders to be held on May 10, 2000, or any adjournment(s) thereof.

1. ELECTION OF DIRECTORS
   [ ] FOR all nominees listed below             [ ] WITHHOLD AUTHORITY
       (except as marked to the contrary below)             to vote for all nominees listed below

              G. CHRIS ANDERSEN, V. DALE BABBITT, GEORGE M. ELVIN, DANIEL D. JACKSON,
                       OREN G. SHAFFER, JOHN S. SIMKO, ROBERT B. SMITH, JR.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee write that nominee's name on the space provided below.)

     -----------------------------------------------------

                                                             For      Against     Abstain
2.   Proposal to Amend the Company's Certificate of          [ ]        [ ]         [ ]
     Incorporation to increase the authorized Common
     Stock to 250 million shares and to delete
     obsolete language.

3.   Proposal to issue Common Stock to holders of            For      Against     Abstain
     the Company's outstanding 8% Senior                     [ ]        [ ]         [ ]
     Exchangeable Notes, holders of the Company's
     outstanding 10% Senior Convertible Notes and a
     substantial stockholder of the Company pursuant
     to an equity line of credit.

4.   In their discretion, to vote upon such other            For      Against     Abstain
     business as may properly come before the                [ ]        [ ]         [ ]
     meeting.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED. IF NO DIRECTION IS MADE,
     THE PROXIES WILL VOTE "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTOR.

     Please sign exactly as name appears below.
                                                         When shares are held by joint tenants, both
                                                         should sign. When signing as attorney, executor,
                                                         administrator, trustee or guardian, please give
                                                         full title as such. If a corporation, please sign
                                                         in full corporate name by President or other
                                                         authorized officer. If a partnership, please sign
                                                         in the partnership name by authorized person.

                                                         Date                                      , 2000
                                                              -------------------------------------

                                                         ------------------------------------------------
                                                                          Signature

                                                         ------------------------------------------------
                                                                          Signature if held jointly

                                                         Please mark, sign, date and promptly return this
                                                         proxy card using the enclosed envelope.